EXHIBIT 99.4

                   DEBT PAYMENT & EXTRA COMPENSATION AGREEMENT

This DEBT PAYMENT & EXTRA COMPENSATION AGREEMENT (the "Agreement") is entered into to be effective as of June 30, 2004 (the "Effective Date") by and among SPORTS ARENAS, INC., a Delaware corporation ("SAI"), ANDREW BRADLEY, INC., a Nevada corporation ("AB"), and HAROLD S. ELKAN, a single man ("Mr. Elkan") as follows:


1.   Recitals

1.1 Pursuant to a loan from SAI to AB (the "SAI-AB Loan"), AB is currently indebted to SAI under that certain PROMISSORY NOTE dated December 21, 1990 in the original principal amount of $1,055,886 (the "SAI-AB Loan Note"). Under the SAI-AB Loan Note, all principal and accrued but unpaid interest was due and payable on November 7, 2003. No such payment was made or received.

1.2 The outstanding balance of the SAI-AB Loan as of June 25, 2004 was $3,461,348, including principal and accrued but unpaid interest. In addition thereto, interest is currently accruing at the rate of $482.00 per day after June 25, 2004. All amounts payable to SAI in connection with the SAI-AB Loan including principal and accrued but unpaid interest are collectively referred to as the "SAI-AB Loan Debt."

1.3 AB is the registered owner of 21,808,267 shares of SAI common stock (approximately 80 percent of SAI's issued and outstanding stock). Pursuant to that certain PLEDGE AGREEMENT dated December 21, 1990 (the "SAI-AB Pledge Agreement"), AB granted SAI a first priority security interest in all SAI shares held in the name of AB (the "Collateral"). At all times since granting such security interest, the Collateral has been and is in the possession and control of SAI as a secured party.

1.4 By notices dated November 8, 2003, but physically produced later, SAI gave AB the notice of breach and opportunity to cure required under both the SAI-AB Loan Note and SAI-AB Loan Pledge Agreement.

1.5 SAI is currently obligated to pay an unspecified amount of compensation ("Extra Compensation") to: (a) Mr. Elkan for past and current credit supports directly provided by him to enhance SAI's creditworthiness; and
     (b) AB for past and current credit support indirectly provided by it for the same purpose. The term "Extra Compensation Obligation" refers to SAI's as yet unsatisfied obligation to pay Extra Compensation to Mr. Elkan and AB. Notwithstanding the foregoing, nothing in this Agreement, including SAI's acknowledgment and satisfaction of Extra Compensation Obligations to both Mr. Elkan and AB or that Mr. Elkan and AB may have provided direct and indirect credit supports, respectively, for the same indebtedness, shall in any way constitute evidence or an admission by any party that AB at anytime was the alter ego of Mr. Elkan or vice versa.

1.6 As of the Effective Date, AB has no assets other than the Collateral (including no cash or cash equivalents) to satisfy the SAI-AB Loan Debt. Further, SAI has no cash or cash equivalents available to satisfy its Extra Compensation Obligation to Mr. Elkan and AB.

1.7 Prior to the Effective Date, SAI's board of directors appointed an independent director committee (the "Special Committee") to, among other things: (a) supervise SAI's efforts to collect SAI-AB Loan Debt; (b) determine the value of the Collateral; (c) determine the amount of Extra Compensation SAI owes to Mr. Elkan and AB; and (d) negotiate a transaction whereby SAI could satisfy its Extra Compensation Obligation by issuing restricted SAI common stock ("Extra Compensation Stock") in lieu of cash or cash equivalents. To those ends, the Special Committee caused SAI to engage a financial advisor to find and report to it whether the delivery of 6,802,167 shares of Extra Compensation Stock to Mr. Elkan and AB is fair to SAI and its unaffiliated shareholders.

1.8 SAI and certain of its subsidiaries are indebted under outstanding financing facilities which contain covenants (each a "Control Covenant") which either treat a change in control of SAI as an event of default or allow the creditor to accelerate the indebtedness upon such a change in control of SAI. Among other purposes of this Agreement, the parties intend the rights, duties and obligations under this Agreement will assure no change in control of SAI has or will occur as the result of SAI's foreclosure of its security interest in the Collateral or issuance of Extra Compensation Stock. Further, the first day upon which no creditor may treat a change in control of SAI as an event of default or allows the creditor to accelerate the indebtedness upon a change in control of SAI is referred to as the "Zero Control Covenant Date."


FOR GOOD AND VALUABLE CONSIDERATION, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:


2.   Extra Compensation

2.1 To satisfy in full SAI's Extra Compensation Obligation to AB, SAI on the Effective Date shall issue 1,360,433 shares of Extra Compensation Stock to AB. Upon such issuance, the security interest granted under the SAI-AB Loan Pledge Agreement shall attach to AB's Extra Compensation Stock and it shall be added to and become part of the Collateral. To that end, upon delivery of certificates evidencing AB's Extra Compensation Stock, AB shall endorse the same to SAI and SAI shall retain possession of all of AB's Extra Compensation Stock pursuant to the terms and conditions of the SAI-AB Loan Pledge Agreement. AB's Extra Compensation Stock shall be subject to the foreclosure of the security interest granted therein as hereinafter provided.

2.2 As soon as practicable after the Effective Date, SAI as directed by an Independent Determination (as hereinafter defined) and Mr. Elkan shall negotiate in good faith and enter into a STOCK RESTRICTION AGREEMENT within 60 days after the Effective Date to govern the Extra Compensation Stock to be issued to Mr. Elkan. The STOCK RESTRICTION AGREEMENT shall contain such terms and provisions as would customarily be included in a commercially reasonable stock restriction agreement governing restricted stock subject to a substantial risk of forfeiture and issued to a senior executive of a small publicly-held company. In addition the STOCK RESTRICTION AGREEMENT shall contain terms and provisions which substantially implement the following.

     2.2.1Through the Zero  Control  Covenant  Date,  all of Mr.  Elkan's  Extra
          Compensation Stock shall be forfeited to SAI upon its election by an Independent Determination if Mr. Elkan:

     (a) is terminated by SAI "for cause" under Mr. Elkan's employment agreement with SAI as in effect from time to time or, if none, as such term is usually and customarily defined in senior executive employment agreements of publicly-held companies;

     (b) voluntarily terminates his employment with SAI, except in the case where SAI by an act resulting from an Independent Determination has:
          (1) relieved Mr. Elkan of his duties as chief executive officer of any SAI operations or subsidiaries other than PENLEY SPORTS, LLC; or (2) substantially reduced Mr. Elkan's basic compensation program from that in effect on the Effective Date;

     (c) usurps an opportunity without first having offered the opportunity to SAI and SAI rejecting the opportunity by an Independent Determination; or

     (d) competes or acquires a controlling interest in a business that competes against SAI or any of its business operations without SAI's prior consent by an Independent Determination.

     2.2.2SAI by an  Independent  Determination  may  purchase any or all of Mr.
          Elkan's Extra Compensation Stock at a price equal to such stock's value as of the Effective Date adjusted for inflation since the Effective Date if:

     (a) as determined by Independent Determination, the net fair market value of SAI's assets has failed to increase by at least 2.5 percent per annum, compounded annually, over the period between the Effective Date and the fifth anniversary of the Effective Date after adjustments for any distributions made to SAI's shareholders approved by Independent Determination;

     (b) SAI by an Independent Determination substantially reduces Mr. Elkan's basic compensation program from that in effect on the Effective Date and as a result Mr. Elkan voluntarily terminates his employment with SAI;

     (c) Mr. Elkan or any of his affiliates sell or transfer SAI stock prior to the later of the fifth anniversary of the Effective Date or the Zero Control Covenant Date without SAI's consent by an Independent Determination; or

     (d) Mr. Elkan defaults under the terms of any indebtedness to SAI or its affiliates.

     2.2.3Mr.  Elkan's  Extra   Compensation   Stock  is  intended  to  be:  (a)
          restricted  property as such term is defined in Internal  Revenue Code section 83; (b) entitled to reasonable "piggy-back" registration rights; and (c) protected by reasonable anti-dilution provisions.

     2.2.4As used in this Agreement, the term "Independent Determination" shall mean a reasonable determination made by a duly authorized committee of SAI's board of directors composed solely of directors who are independent from Mr. Elkan.

2.3 To satisfy in full SAI's Extra Compensation Obligation to Mr. Elkan, SAI on the Effective Date shall issue 5,441,734 shares of Extra Compensation Stock to Mr. Elkan. Until the execution and delivery of the STOCK RESTRICTION AGREEMENT, SAI shall: (a) retain possession of all of Mr. Elkan's Extra Compensation Stock in trust; and (b) have the right to vote Mr. Elkan's Extra Compensation Stock by an Independent Determination. Upon the execution and delivery of the STOCK RESTRICTION AGREEMENT, SAI shall physically deliver such Extra Compensation Stock to Mr. Elkan subject to the terms and provisions of the STOCK RESTRICTION AGREEMENT.


3.   Foreclosure of Security Interest in AB's SAI Stock

3.1 The Collateral after the addition of AB's Extra Compensation Stock consists of 23,168,700 shares of SAI common stock. As determined by the Special Committee, the value of unrestricted SAI common stock on May 31, 2004 was $0.03951 per share. For purposes of SAI foreclosing its security interest in the Collateral under this Agreement, the value of the Collateral as of the Effective Date is acknowledged to be $915,401.73.

3.2  AB acknowledges, represents and warrants to SAI:

     (a) both the SAI-AB Loan Note and the SAI-AB Pledge Agreement were duly executed and delivered and are currently valid and enforceable against AB in accordance with their terms and applicable law;

     (b)  SAI is the holder of the SAI-AB Loan Debt;

     (c) the amount of the SAI Loan Debt as of June 25, 2004 was $3,461,348, including principal and accrued but unpaid interest;

     (d) interest shall continue to accrue as provided under the SAI-AB Loan Note until the SAI-AB Loan Debt is satisfied in full and such interest will accrue at the rate of $482 per day from and after June 25, 2004 assuming no intervening payments are made on the SAI-AB Loan Debt;

     (e) at all times since the granting of the security interest in the Collateral under the SAI-AB Loan Pledge Agreement: (1) the Collateral is and has been under the control of SAI as a secured party; (2) such security interest is and has been continuously perfected and attached to the Collateral; and (3) there are no other liens, security interests, encumbrances, claims or other charges against the Collateral;

     (f) a default has occurred and currently exists under the both the SAI-AB Loan Note and the SAI-AB Loan Pledge Agreement;

     (g)  all rights to cure such default have expired;

     (h)  AB has no rights of setoff of any kind against the SAI-AB Loan Debt;

     (i) AB has no defenses or other rights which would prevent or preclude the immediate enforcement of the SAI's rights and remedies under either the SAI-AB Loan Note or the SAI-AB Loan Pledge Agreement; and

     (j) except for the SAI-AB Loan Debt, AB is not indebted to any other person and no person other than AB and SAI has any interest in the Collateral.

3.3 Concurrently with the execution and delivery of this Agreement, AB shall cause the execution and delivery to SAI for filing with the Superior Court for the County of San Diego, State of California, of the STATEMENT CONFESSING JUDGMENT and the CERTIFICATE OF DEFENDANT'S ATTORNEY SUPPORTING CONFESSION OF JUDGMENT attached hereto as Exhibit 3.3.

3.4 Pursuant to California Commercial Code ("CCC") section 9620(c)(1), SAI shall accept the Collateral in partial satisfaction of the SAI-AB Loan Debt on the Effective Date (such act being referred to as "Partial Satisfaction Acceptance"). AB hereby consents to SAI's Partial Satisfaction Acceptance and acknowledges all of the conditions to such Partial Satisfaction Acceptance under the SAI-Loan Pledge Agreement and the CCC have been performed or satisfied. AB forever waives any and all rights to require a disposition of the Collateral or to redeem the Collateral.

3.5 Following SAI's Partial Satisfaction Acceptance, AB and SAI acknowledge the remaining SAI-AB Loan Debt shall be $2,548,356 plus interest after the
     Effective   Date.   Nothing  in  this  Agreement  shall  prevent  SAI  from
     immediately seeking to enforce any of its rights and remedies under the SAI-AB Loan Note or the SAI-AB Loan Pledge Agreement to collect the SAI-AB Loan Debt still outstanding.


4.   Releases

4.1 AB hereby releases and forever discharges SAI and its agents, directors, employees, officers, representatives, attorneys, successors, advisors and assigns from any and all claims, demands, and causes or causes of action of any nature whatsoever, whether known or unknown, fixed or contingent, matured or unmatured, or otherwise existing or hereafter arising out of, related to or connected with the SAI-AB Loan. AB represents and warrants it has not heretofore sold, assigned, hypothecated or otherwise transferred to any third party any rights or interests in or to any such claims, demands or cause or causes of action.

4.2 AB acknowledges it may have claims against SAI of which it has no knowledge at the time of the execution of this release. This release is specifically intended to and does extend to any and all claims in any way based upon the SAI-AB Loan, whether known or unknown, as of the Effective Date. As further consideration and inducement, AB further waives the provisions of Civil Code section 1542, which provides:

               "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

4.3 At any time or from time to time upon the request of SAI, AB shall execute all such additional documents and instruments and shall do such additional acts and things as SAI may reasonably request in order to fully effectuate the purposes of this release.

4.4 This release is not to be construed and does not constitute an admission of liability on the part of SAI or AB. This release shall constitute an absolute bar to any claim of any kind by or through AB, whether such claim is based on contract, tort, warranty, mistake or other theory, whether legal, equitable or statutory. Any attempt to assert a claim barred by this release shall subject AB to applicable law governing the bringing of groundless, baseless or frivolous claims or causes of action.


5.   Default and Remedies

5.1 A material breach under this Agreement shall occur upon a party's: (a) failure to timely perform or satisfy any obligation which it is required to perform or satisfy under this Agreement; or (b) breach of any warranty made by such party; or (c) misrepresentation or omission of a material fact which induced (either entirely or partly) another party to enter into this Agreement.

5.2 If a material breach occurs under this Agreement, an aggrieved party shall notify each breaching party and the other parties of the obligation breached and the provisions of this Agreement under which the obligation arises. After party's notice, the breaching party shall either: (a) cure the breach; or (b) be deemed in default under this Agreement if the breaching party has failed to cure the breach within five days after an aggrieved party's notice.

5.3 A party not in default shall have the right to seek and obtain any remedy it may have hereunder, at law or in equity and to enforce one or more of the remedies successively or concurrently and any such action shall not stop or prevent such party from pursuing any other remedy which it may have hereunder, at law or in equity. No act or failure to act by a party under this Agreement shall be deemed or construed to be a waiver of, or an election with respect to, such party's rights under this Agreement or applicable law.


6.   Miscellaneous

6.1 Attorneys' Fees. If any party employs counsel to enforce or interpret this Agreement, including the commencement of any legal proceeding whatsoever (including insolvency, bankruptcy, arbitration, mediation, declaratory relief or other litigation), the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs (including the service of process, filing fees, court and court reporter costs, investigative fees, expert witness fees and the cost of any bonds, whether taxable or not) in addition to any other remedy it may obtain or be awarded. Any judgment or final order issued in any legal proceeding shall include such reimbursement for attorneys' fees and costs. In any legal proceeding, the "prevailing party" shall mean the party determined by the court to most nearly prevail and not necessarily the party in whose favor a judgment is rendered.

6.2 Interpretation. Wherever the context of this Agreement requires, all words used in the singular shall be construed to have been used in the plural, and vice versa, and the use of any gender specific pronoun shall include any other appropriate gender. The term "person" shall refer to any individual, corporation or legal entity having standing to bring an action in its own name under California law. The use of the conjunctive "or" shall mean "and/or" unless otherwise required by the context in which the conjunctive "or" is used. The term "including" shall mean "including without limitation" and "including but not limited to" unless otherwise required by the context in which the term "including" is used. This Agreement has been negotiated at arm's length and each party has been represented or has had the opportunity to be represented by independent legal counsel in this transaction. This Agreement was executed voluntarily without any duress or undue influence on the part of or on behalf of the parties hereto. The parties acknowledge they have read and understood this Agreement and its legal effect. Accordingly, each party hereby waives any benefit under any rule of law (including Section 1654 of the California
     Civil Code) or legal decision that would require interpretation of any ambiguities in this Agreement against the party drafting it.

6.3 Headings and Labels. In this Agreement, articles are distinguished by article numbers having no decimal point or no numbers to the left of the decimal point (i.e. "Article 12" or "12."), sections are distinguished by section numbers on both sides of a single decimal point (i.e. "12.2") and subsections are distinguished by subsection numbers on both sides of two decimal points (i.e. "12.2.2") Reference to an "article" shall include the terms and provisions of each section thereunder and reference to a "section" shall include the terms and provisions of each subsection under such section. Article, section, and subsection titles and captions contained in this Agreement are inserted as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

6.4 Recitals. The recitals set forth at the beginning of this Agreement of any matters or facts shall be conclusive proof of the truthfulness thereof and the terms and conditions set forth in the recitals, if any, shall be deemed a part of the Agreement.

6.5 Assignment. No party shall voluntarily or by operation of law assign, hypothecate, convey, give, transfer, mortgage, sublet, license or otherwise transfer or encumber all or any part of its rights, duties or other interests in this Agreement or the proceeds thereof without the prior consent of the other parties. Any attempt to make an assignment in violation of this provision shall be a material default under this Agreement and any assignment in violation of this provision shall be null and void. Absent an express signed written agreement between the parties to the contrary, no assignment of any of the rights or obligations under this Agreement shall result in a novation or in any other way release the assignor from its obligations under this Agreement. Except as provided to the contrary in this Agreement, this Agreement shall be binding on and inure to the benefit of the parties and their successors and assigns.

6.6 Governing Law & Trial by Reference. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Any action brought to interpret or enforce this Agreement shall be tried by the reference procedures set forth in California Code of Civil Procedure
     Section 638 et seq. upon motion by either party to the Superior Court for the County of San Diego, California. A single referee shall be appointed to try the matter and such referee shall be a retired judge of the California Superior Court, California Court of Appeals or California Supreme Court. Each party may reject two referees appointed by the court and hereby waives the right to trial by jury. The referee shall be compensated at the rate per hour charged by senior attorneys in major San Diego County law firms. During the pendency of the reference proceeding, each party shall pay one-half of the cost thereof. Upon the conclusion of the reference proceeding, the losing party shall pay all of remaining unpaid costs of the reference proceeding and reimburse the prevailing party for any such costs previously paid by the prevailing party. Such reimbursement shall be included in any judgment or final order issued in the reference proceeding. Except as otherwise required by law, each party shall exercise its best efforts to keep the referenced proceeding and the testimony and evidence presented therein confidential.

6.7 Integrated Agreement; Modifications. This Agreement, including the exhibits hereto, contains all the agreements of the parties concerning the subject hereof and cannot be amended or modified except by a written instrument executed and delivered by the parties. There are no other representations, agreements, arrangements or understandings, either oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein. In addition there are no representations, agreements, arrangements or understandings, either oral or written, between or among the parties upon which any party is relying upon in entering this Agreement that are not fully expressed herein. Without limiting the generality of the foregoing, no party has represented to any other party and no party is relying on any information concerning the federal or state income taxes which may or may not result the consummation of the transactions contemplated herein.

6.8 Severability. If any term or provision of this Agreement is determined to be illegal, unenforceable or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this section, then the stricken provision shall be replaced, to the extent possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible.

6.9 Notices. Any delivery of this Agreement, notice, modification of this Agreement, collateral or additional agreement, demand, disclosure, request, consent, approval, waiver, declaration or other communication that a party desires or is required to give to another party or any other person shall be in writing. Any such communication may be served personally, transmitted by facsimile or nationally recognized overnight delivery service (i.e., Federal Express) or sent by prepaid, first class mail to the party's address as set forth below:

            If to SAI:                      SPORTS ARENAS, INC.,
                                            7415 Carroll Road, Suite C
                                            San Diego, CA  92121
                                            Telephone (858) 408-0364
                                            Fax (858) 408-0370
                                            Attention: Harold S. Elkan
                                                (email: helkan@penleygolf.com)
                                                Steven R. Whitman (email:
                                                swhitman@penleygolf.com)

                  with copies to:           Victor A. Pollak
                                            FABIAN & CLENDENIN
                                            215 S. State St., 12th Flr.
                                            Salt Lake City, UT 84111
                                            Telephone (801) 323-2247
                                            Fax (801) 596-2814
                                            email: vpollak@fabianlaw.com

                  and                       Tyler W. Cramer
                                            OLMSTEAD, CRAMER & PIZZUTO, A L.C.
                                            401 West A Street, Suite 2300
                                            San Diego, CA 92101-7915
                                            Telephone (619) 699-5845
                                            Fax (619) 232-1042
                                            email: tcramer@ocplaw.com

            If to AB:                       ANDREW BRADLEY, INC.,
                                            c/o  Harold S. Elkan
                                            7415 Carroll Road, Suite C
                                            San Diego, CA  92121
                                            Telephone (858) 408-0364
                                            Fax (858) 408-0370
                                            Attention: Harold S. Elkan
                                                (email: helkan@penleygolf.com)

            If to Mr. Elkan:                Harold S. Elkan
                                            7415 Carroll Road, Suite C
                                            San Diego, CA  92121
                                            Telephone (858) 408-0364
                                            Fax (858) 408-0370
                                            email: helkan@penleygolf.com

                  with a copy to:           Stephen LaSala
                                            SHEPPARD, MULLIN, RICHTER &
                                              HAMPTON LLP
                                            501 West Broadway, Suite 1900
                                            San Diego, CA 92101
                                            Telephone (619) 338-6589
                                            Fax: (619) 515-4143
                                            email: slasala@sheppardmullin.com

6.9.1Any such communication shall be deemed effective upon personal delivery, confirmed receipt of notice transmitted by facsimile, two days after transmitting the notice by nationally recognized overnight delivery service or three days after mailing in accordance with this section. Any party may change its address by notice to the other party.

6.9.2Each party shall make an ordinary, good-faith effort to ensure it will accept or receive notices that are given in accordance with this section and that any person to be given notice actually receives such notice.

6.10 Time. Time is of the essence to the performance of each and every obligation under this Agreement.

6.11 Reasonable Consent and Approval. Except as otherwise provided in this Agreement, whenever a party is required or permitted to give its consent or approval under this Agreement, such consent or approval shall not be unreasonably withheld or delayed. If a party is required or permitted to give its consent or approval in its sole and absolute discretion or if such consent or approval may be unreasonably withheld, such consent or approval may be unreasonably withheld but shall not be unreasonably delayed.

6.12 SAI Board Approval. SAI represents to Mr. Elkan the transactions contemplated by this Agreement have been approved in advance by SAI's Special Committee and full board of directors in accordance with applicable law.

6.13 Further Assurances. The parties at their own cost and expense shall execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

6.14 Waivers. Any waiver by any party shall be in writing and shall not be construed as a continuing waiver. No waiver will be implied from any delay or failure to take action on account of any default by any party. Consent by any party to any act or omission by another party shall not be construed to be a consent to any other subsequent act or omission or to waive the requirement for consent to be obtained in any future or other instance.

6.15 Counsel. This Agreement was prepared by Tyler W. Cramer of OLMSTEAD, CRAMER & PIZZUTO, A Law Corporation ("OC&P"), on behalf of SAI and reviewed by Victor A. Pollak of FABIAN & CLENDENIN ("F&C") on behalf of the Special Committee and by Stephen LaSala of SHEPPARD, MULLIN, RICHTER & HAMPTON, LLP on behalf of Mr. Elkan. Messrs. Cramer and Pollak have advised AB and Mr. Elkan that neither OC&P nor F&C are representing AB, Mr. Elkan or the interests of either in connection with the negotiation and preparation of this Agreement, the subjects addressed herein and related matters (collectively the "Subject Matter"). Further, Mr. Cramer has disclosed to SAI, the Special Committee, AB, AB's shareholders and Mr. Elkan that: (a) OC&P currently represents and has previously represented SAI, AB, AB's shareholders and Mr. Elkan (each an "OC&P Client") and their interests in other matters; and (b) the relevant circumstances and reasonably foreseeable adverse consequences of OC&P representing only SAI and its interests in the Subject Matter. Each OC&P Client acknowledges such OC&P Client has interests which are potentially adverse to the interests of the others. By executing and delivering this Agreement, each OC&P Client and the Special Committee confirms it has granted its consent to Mr. Cramer and OC&P representing only SAI and its interests in the Subject matter. Such consent may be revoked at any time by any OC&P Client or the Special Committee.

6.16 Signatures/Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall not be effective until the execution and delivery between each of the parties of at least one set of counterparts. A party may deliver this Agreement by facsimile providing such party transmits the original to Tyler
     W. Cramer, OLMSTEAD, CRAMER & PIZZUTO, A L.C., 401 West A, Street, Ste. 2300, San Diego, California 92101 on or before the 14th day after the Effective Date. The parties authorize each other to detach and combine original signature pages and consolidate them into a single identical original. Any one of such completely executed counterparts shall be sufficient proof of this Agreement.

6.17 Date and Delivery of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the parties intend this Agreement shall be deemed effective, executed and delivered for all purposes under this Agreement, and for the calculation of any statutory time periods based on the date an agreement between parties is effective, executed or delivered, as of the Effective Date.

6.18 Counting of Days. If a party is required to complete the performance of an obligation under this Agreement by a date certain and such date is a Saturday, Sunday or Federal bank holiday (collectively, a "Nonbusiness Day"), the date for the completion of such performance will be the next succeeding day that is not a Nonbusiness Day.




     IN WITNESS WHEREOF, this Agreement is executed to be effective as of the Effective Date set forth above.


      SAI:                    SPORTS ARENAS, INC.,
               a Delaware corporation


                              BY:  /S/ HAROLD S. ELKAN
                                   -----------------------------
                                   Harold S. Elkan, President


                              BY:  /S/ STEVEN R. WHITMAN
                                   ------------------------------
                                   Steven R. Whitman, Secretary

      AB:                     ANDREW BRADLEY, INC.,
                                   a Nevada corporation


                              BY:  /S/ HAROLD S. ELKAN
                                   ----------------------------------
                                   Harold S. Elkan, President and
                                       Secretary


      Mr. Elkan:                  /S/ HAROLD S. ELKAN
                                  --------------------------------
                                   HAROLD S. ELKAN, a single man


                                    APPROVED



      Special Committee:  /S/ PATRICK REILEY
                          ----------------------------------------------------
                          Patrick Reiley, Sole Member, Special Committee
                            of the Board of Directors, SPORTS ARENAS, INC.,
                            a Delaware corporation





                                   EXHIBIT 3.3

                          STATEMENT CONFESSING JUDGMENT
      CERTIFICATE OF DEFENDANT'S ATTORNEY SUPPORTING CONFESSION OF JUDGMENT

Jonathan R. Zeko, Esq.  (SBN 141440)
Miles D. Grant, Esq.    (SBN  89766)
GRANT & ZEKO, APC
1331 India Street
San Diego, CA 92101
Tel: 619-233-7078; Fax: 619-233-7036


Attorneys for SPORTS ARENAS, INC.


        SUPERIOR COURT OF CALIFORNIA
        COUNTY OF SAN DIEGO


SPORTS ARENAS, INC., a Delaware             CASE NO. _______
corporation

                      Plaintiff,            STATEMENT CONFESSING JUDGMENT

                v.

ANDREW BRADLEY, INC., a Nevada              [Code Civ. Proc. '1132]
corporation

                    Defendant.

_____________________________________________________________________

I, Harold S. Elkan declare:

1.   I am  president of  defendant  ANDREW  BRADLEY,  INC.,  Nevada  corporation
     (Defendant).   Defendant  has   authorized  me  to  submit  this  Statement
     Confessing Judgment on its behalf.

2. On or about December 21, 1990, Defendant executed and delivered to plaintiff SPORTS ARENAS, INC., a Delaware corporation (Plaintiff) that certain PROMISSORY NOTE dated December 21, 1990 in the principal amount of ONE MILLION, FIFTY-FIVE THOUSAND AND EIGHT HUNDRED AND EIGHTY-SIX DOLLARS ($1,055,886.00) (the Note). The Note represented a debt of Defendant to Plaintiff. The Note contains an attorney's fee provision.

3. The Note was due and payable by its terms November 7, 2003. This date is also known as the maturity date.

4. On the maturity date, the amount due was THREE MILLION, THREE HUNDRED AND FIFTY-ONE THOUSAND, SEVEN HUNDRED AND TWENTY-FOUR DOLLARS ($3,351,724.00) including principal and the accrued unpaid interest from the Note.

5. Defendant was unable and remains unable to repay all or any part of the debt represented by the Note. Defendant does not desire to contest the amount owed or engage in any litigation to defend itself.

6. The amount due as of June 25, 2004 is THREE MILLION, FOUR HUNDRED SIXTY-ONE THOUSAND AND FORTY-EIGHT DOLLARS ($3,461,648.00) and interest will accrue at $482.OO each day after June 25, 2004.

7. Defendants counsel, Robert J. Solis, has advised defendant's Board of Directors to utilize the procedure for confessing judgment.

8.   Defendant therefore confesses a judgment in favor of Plaintiff as follows:

SPORTS ARENAS, INC., a Delaware corporation (Plaintiff) shall have judgment against defendant ANDREW BRADLEY, INC., Nevada corporation for the sum of THREE MILLION, FOUR HUNDRED SIXTY-ONE THOUSAND AND FORTY-EIGHT DOLLARS ($3,461,648.00) plus pre-judgment interest of $482.00 for each day after June 25, 2004 until entry of judgment. Plaintiff may recover its reasonable attorneys fees and court costs for enforcing the judgment after entry. The judgment will bear interest at ten percent (10%) per annum upon entry. I declare under penalty of perjury that the foregoing is true and correct. Executed on June 30, 2004 at San Diego, California.

/S/ HAROLD S. ELKAN
----------------------------------------
Harold S. Elkan
(Executed as Defendant's President)

----------------------------------------------------------------
(Space below for clerk's endorsement of judgment)

        JUDGMENT IS ENDORSED ON THIS STATEMENT


DATED: _______________       CLERK OF THE SUPERIOR COURT


-----------------------------
By Deputy Clerk

Name: _______________________